EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and the related financial statement schedule as of July 31, 2004 and for each of the two fiscal years in the period ended July 31, 2004, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELOITTE & TOUCHE LLP
Houston, Texas
November 17, 2005